Exhibit 99.2

TRANSACTION SYSTEMS ARCHITECTS INC 120 BROADWAY, SUITE 3350 NEW YORK, NEW YORK 10271 646.348.6700 FAX 212.479.4000	News Release

For more information contact:

William J. Hoelting

Vice President, Investor Relations

402.390.8990

FOR IMMEDIATE RELEASE

Transaction Systems Architects Updates Regulatory Filing Schedule and

Adjusts Financial Guidance

Calendar Year 2007 Guidance Adjusted for Previously-Disclosed Items

(NEW YORK, N.Y. — June 5, 2007) — Transaction Systems Architects, Inc. (Nasdaq:TSAI), today announced its expected timing for regulatory filings and adjusted financial guidance for calendar year 2007. We are adjusting our calendar year 2007 financial guidance based on items disclosed in our recent regulatory filings.

Update on Regulatory Filings

As previously disclosed, we received a written notification from the Staff of NASDAQ stating that the NASDAQ Listing Qualifications Panel has granted our request for continued listing on NASDAQ Global Select Market, subject to the condition that we file our Form 10-K for the fiscal year ended September 30, 2006, and our Form 10-Q for the quarter ended December 31, 2006, and all required restatements, by July 2, 2007. Our Form 10-K for fiscal 2006 was filed on May 11, 2007, and we are targeting to file our Form 10-Q for December 31, 2006 by July 2,

2007. Once we file our Form 10-Q for the quarter ending December 31, 2006, our current estimate is that it will take approximately four to five weeks to file each of our Form 10-Q’s for the quarters ending March 31, 2007 and June 30, 2007. We do not expect to issue preliminary financial results for these respective quarters prior to completing our normal quarter-closing procedures.

“We continue to work hard to get back to a regular schedule for our regulatory filings and financial reporting,” said Philip G. Heasley, TSA’s CEO. “This process has certainly been time-consuming and expensive. Despite this, our team has continued its focus on providing world-class solutions to our customers worldwide, and on enhancing our overall global infrastructure so we can take advantage of the opportunities ahead of us in this dynamic and growing market.”

Adjusted Financial Guidance

Based on items noted in our Form 10-K for fiscal year 2006 filed on May 11, 2007, and our Form 8-K filed on May 16, 2007, we are adjusting our financial guidance for calendar year 2007. Our adjusted guidance reflects the following items:

•

The revisions to our historical 60-month and 12-month backlog estimates as disclosed in our Form 10-K for fiscal 2006. These revisions have created a new baseline for our backlog metrics entering calendar year 2007. The impact on our calendar year 2007 guidance due to these revisions is as follows:

•	60-month backlog at December 31, 2007, will be reduced by approximately $22 million; and

•

12-month backlog entering calendar year 2007 was reduced between $3 million and $4 million, which reduces both our revenue and operating free cash flow by the same amount, and results in a reduction in our GAAP and adjusted non-GAAP earnings per share guidance of approximately $0.06.

•

The impact of higher expenses related to our review of historical stock option granting practices. Our previous guidance assumed total expenses from this review of approximately $6 million. Due to the length of the review, our new estimate of expenses for the review is approximately $7 million. This expense impacts the quarters ending December 31, 2006 and March 31, 2007 by approximately $3 million each, and the quarter ending June 30, 2007 by approximately $1 million.

•	Incremental compensation expense between $1 million and $2 million primarily related to a post-employment agreement with a former executive officer.

We now expect our revenue in the second half of calendar year 2007 to be approximately 20 to 25 percent higher than in the first half of the year. In addition, we expect our reported GAAP expenses in the second half of calendar year 2007 to be approximately one to two percent higher than in the first half of the year.

Based on the specific items noted above, our adjusted financial guidance for calendar year 2007 calculates as follows:

•	Operating free cash flow between $57 million and $67 million;

•	Revenue between $428 million and $447 million;

•	60-month backlog on December 31, 2007 between $1.309 billion and $1.339 billion;

•	GAAP earnings per share between $1.05 and $1.34; and

•	Adjusted non-GAAP earnings per share between $1.51 and $1.80.

March Quarter Operating Highlights

“We had solid contracting and strong cash generation in the March quarter,” added Heasley. “We continue to see the need for major financial institutions, retailers and payment processors to replace or update their legacy payment infrastructures in the face of ongoing regulatory pressures, ever-increasing electronic payment volumes and the costs and complexity of supporting older technologies.”

We signed a major wholesale payments deal in Europe with a top 20 world bank, who licensed our ACI Money Transfer System to help them upgrade their global payments infrastructure and comply with the impending SEPA regulations. We signed new BASE24-eps deals with two of the top ten banks in France, our first retail payment engine deals in France in many years. We signed a top U.S. bank to run our ACI Enterprise Banker product in a hosted model, validation that our ACI On Demand initiative has interest within the banking community. We signed several deals in the quarter with financial institutions in the United Kingdom to help them meet the new requirements for the U.K.-based Faster Payments initiative. In addition to the contracts we signed in France, we signed several significant BASE24-eps deals across our geographic channels, with both new and existing accounts, and on a range of operating platforms. Overall, we signed thirteen new accounts, licensed twenty-five new applications with existing customers and we signed 28 capacity upgrade licenses over $100 thousand.

About Transaction Systems Architects, Inc.

Every second of every day, TSA solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services. TSA is a leading international provider of solutions for banking, retail and cross-industry systems. TSA serves more than 800 customers in 84 countries including many of the world’s largest financial institutions, retailers and payment processors. Visit Transaction Systems Architects at www.tsainc.com.

Non GAAP Financial Measures

This press release includes (1) operating free cash flow and (2) earnings per share guidance on an adjusted, non-GAAP basis. TSA is presenting these non-GAAP guidance measures to provide more transparency to its earnings, focusing on operations before selected non-cash items and operating free cash flow.

The Company believes that providing earnings per share on an adjusted, non-GAAP basis is useful to its investors as an operating measure because it excludes certain expenses and therefore provides a consistent basis for comparison of the Company’s expenses from period to period. TSA is also presenting operating free cash flow, which is defined by the Company as net cash provided by operating activities, adjusted for one-time items, minus capital expenditures. The

Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes operating free cash flow as a further indicator of operating performance and for planning investing activities.

The presentation of these non-GAAP financial measures should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of (1) net cash provided by operating activities to operating free cash flow and (2) GAAP earnings per share to non-GAAP adjusted earnings per share follows.

Calendar 2007 Guidance

Table A: Reconciliation of Operating Free Cash Flow

	CY07 Previous	CY07 Update

Net cash provided by operating activities	$66 million to $74 million	$63 million to $71 million

One-time items:

Net after-tax cash payments associated with stock option review	$4 million	$4 million

Capital expenditures	($10 million to $8 million)	($10 million to $8 million)

Operating free cash flow	$60 million to $70 million	$57 million to $67 million

Calendar 2007 Guidance

Table B: Reconciliation of Adjusted Non-GAAP earnings per share

	CY07 Previous	CY07 Update

GAAP earnings per share	$1.16 to $1.45	$1.05 to $1.34

Incremental compensation expense	n/a	0.03

Cost of stock options review	0.05	0.07

Adj. earnings per share after selected one-time items	$1.21 to $1.50	$1.15 to $1.44

Amortization of acquisition-related intangibles	0.22	0.22

Non-cash equity-based compensation	0.14	0.14

Adjusted Non-GAAP earnings per share	$1.57 to $1.86	$1.51 to $1.80

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “will,” “expects,” “looks forward to,” and words and phrases of similar impact, and include but are not limited to statements regarding future operations, business strategy and business environment and specifically include amounts estimated in the 12-month and 60-month backlogs, the Company’s revenue and earnings guidance and the expected timing of the Company’s regulatory filings.

There can be no assurance that (i) the Company will satisfy the other condition for continued listing regarding its December 31, 2006 10-Q, (ii) the Company will be granted any extension of time to meet such condition, if necessary, (iii) NASDAQ will not require the Company to file its March 31, 2007 and June 30, 2007 10-Qs by specified deadlines as additional conditions for continued listing on NASDAQ Global Select Market or that it would be able to meet any such additional conditions, or (iv) that the Company’s common stock will remain listed on NASDAQ Global Select Market.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements after the date of this release.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on May 11, 2007 and specifically the section entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”

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